Exhibit 10.2

AMBIQ MICRO, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

Each member of the Board of Directors (the “Board”) who is not also serving as an employee of or consultant to Ambiq Micro, Inc. (the “Company”) or any of its subsidiaries (each such member, an “Eligible Director”) will receive the compensation described in this Non-Employee Director Compensation Policy for his or her Board service effective December 22, 2025 (the “Effective Date”). An Eligible Director may decline all or any portion of his or her compensation by giving notice to the Company prior to the date cash may be paid or equity awards are to be granted, as the case may be. This policy is effective as of the Effective Date and may be amended at any time in the sole discretion of the Board, or by the Compensation Committee of the Board (the “Compensation Committee”) at the recommendation of the Board.

Annual Cash Compensation

The annual cash compensation amount set forth below is payable to Eligible Directors in equal quarterly installments, payable in arrears on the last day of each fiscal quarter in which the service occurred. If an Eligible Director joins the Board or a committee of the Board at a time other than effective as of the first day of a fiscal quarter, each annual retainer set forth below will be prorated based on days served in the applicable fiscal year, with the prorated amount paid for the first fiscal quarter in which the Eligible Director provides the service and regular full quarterly payments thereafter. All annual cash fees are vested upon payment.

1.	Annual Board Service Retainer:

a.	All Eligible Directors: $50,000

b.	Independent Chair of the Board (in addition to Eligible Director Service Retainer): $25,000

2.	Annual Committee Chair Service Retainer:

a.	Chair of the Audit Committee: $25,000

b.	Chair of the Compensation Committee: $10,000

c.	Chair of the Nominating and Corporate Governance Committee: $10,000

3.	Annual Committee Member Service Retainer (not applicable to Committee Chairs):

a.	Member of the Audit Committee: $10,000

b.	Member of the Compensation Committee: $5,000

c.	Member of the Nominating and Corporate Governance Committee: $5,000

Equity Compensation

The equity compensation set forth below will be granted under the Company’s 2025 Equity Incentive Plan (the “Plan”), subject to the approval of the Plan by the Company’s stockholders. All stock options granted under this policy will be nonstatutory stock options, with an exercise price per share equal to 100% of the Fair Market Value (as defined in the Plan) of a share of the Company’s common stock (the “Common Stock”) on the date of grant, and a term of ten years from the date of grant (subject to earlier termination in connection with a termination of service as provided in the Plan or the applicable stock option agreement).

1.

1. Annual Grant: On the date of each annual stockholder meeting of the Company held after the Effective Date, each Eligible Director who continues to serve as a non-employee member of the Board following such stockholder meeting will be automatically, and without further action by the Board or the Compensation Committee, granted $300,000 aggregate value of restricted stock units (the “Annual Grant”). The number of restricted stock units (“RSUs”) will be determined by dividing the aggregate value by the average of the daily closing share prices of the Common Stock for the 30-trading day period ending five calendar days before the grant date (rounded down to the nearest whole RSU). The RSUs subject to the Annual Grant will vest in three equal annual installments following the date of grant, with each annual RSU vesting to occur on the earlier of (i) the first, second, or third anniversary of the grant date, as applicable, or (ii) the date of the Company’s first, second, or third annual stockholder meeting following the grant date, as applicable (or the date immediately prior to the applicable annual stockholder meeting if the Eligible Director’s service as a director ends at such meeting due to the director’s failure to be re-elected or the director not standing for re-election).

2. Vesting; Change in Control: All vesting of equity awards granted pursuant to this policy is subject to the Eligible Director’s “Continuous Service” (as defined in the Plan) through each applicable vesting date. Notwithstanding the foregoing vesting schedules, for each Eligible Director who remains in Continuous Service with the Company until immediately prior to the closing of a Change in Control (as defined in the Plan), the shares subject to his or her then-outstanding equity awards will become fully vested immediately prior to the closing of such Change in Control.

3. Remaining Terms: The remaining terms and conditions of each equity award granted under this policy, including transferability, will be as set forth in the Plan and the Company’s standard grant notice and agreement applicable to the award, in the form adopted from time to time by the Board or the Compensation Committee.

Non-Employee Director Compensation Limit

Notwithstanding the foregoing, the aggregate value of all compensation granted or paid, as applicable, to any individual for service as a Non-Employee Director (as defined in the Plan) shall in no event exceed the limits set forth in Section 3(d) of the Plan.

Expenses

The Company will reimburse each Eligible Director for ordinary, necessary and reasonable out-of-pocket travel expenses to cover in-person attendance at and participation in Board and committee meetings; provided that the Eligible Director timely submits to the Company appropriate documentation substantiating such expenses in accordance with the Company’s travel and expense policy, as in effect from time to time.

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